Exhibit 4.2
SEVENTH SUPPLEMENTAL INDENTURE
     SEVENTH SUPPLEMENTAL INDENTURE, dated as of May 7, 2008 (this “Supplemental Indenture”), by and between PROLOGIS (formerly ProLogis Trust and prior thereto Security Capital Industrial Trust), a real estate investment trust organized under the laws of the State of Maryland having its principal office at 4545 Airport Way, Denver, Colorado 80239 (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (as successor in interest to State Street Bank and Trust Company), having a corporate trust office at Corporate Trust Services, 100 Wall Street, Suite 1600, New York, New York 10005, as successor Trustee (in such capacity, the “Trustee”) under the Base Indenture (defined below).
RECITALS OF THE COMPANY
     The Company and the Trustee have heretofore entered into an Indenture, dated as of March 1, 1995, as amended by a First Supplemental Indenture dated as of February 9, 2005, a Second Supplemental Indenture dated as of November 2, 2005 (the “Second Supplemental Indenture”), a Third Supplemental Indenture, dated as of November 2, 2005, a Fourth Supplemental Indenture dated as of March 26, 2007, a Fifth Supplemental Indenture, dated as of November 8, 2007, and a Sixth Supplemental Indenture, dated as of May 7, 2008 (as so supplemented, the “Base Indenture”), providing for the issuance by the Company from time to time of its senior debt securities evidencing its unsubordinated indebtedness (the “Securities”).
     Section 901(2) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to add covenants of the Company for the benefit of the Holders of all or any series of Securities.
     Section 901(5) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to change or eliminate any of the provisions of the Base Indenture, provided that any such change or elimination becomes effective only when there is no Security Outstanding of any series created prior to the execution of such indenture supplemental which is entitled to the benefit of such provision.
     Section 901(6) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to secure the Securities.
     The Board of Trustees of the Company has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture.
     All things necessary to make the Base Indenture, as hereby modified, a valid agreement of the Company, in accordance with its terms, have been done.
     NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:
     For and in consideration of the premises and of the covenants contained herein and in the Base Indenture, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of Securities issued on or after the date of this Supplemental Indenture, as follows:

ARTICLE ONE
RELATION TO BASE INDENTURE; DEFINITIONS
     Section 1.1. Relation to Base Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture.
     Section 1.2. Definitions. For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:
(a)	Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture.

(b)	All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture.

(c)	Pursuant to Section 901(2) of the Base Indenture, the following terms and definitions are hereby added to the Base Indenture for the benefit of the Holders of Securities issued on or after the date of this Supplemental Indenture, unless otherwise provided in the Officers’ Certificate or supplemental indenture authorizing any series of such Securities:
     “Capitalization Rate” means 7%.
     “Capitalized Value” means, as of any date, the annualized amount of Net Operating Income for the most recently completed fiscal quarter divided by the Capitalization Rate.
     “Net Operating Income” means, as of any date for any of the Company’s Stabilized Assets and the Subsidiaries’ Stabilized Assets, the difference, if positive between (a) any rentals, proceeds, expense reimbursements, and revenue received from such Stabilized Assets, and (b) all costs and expenses incurred as a result of, or in connection with, the operation and leasing of the applicable Stabilized Assets, in each case determined in accordance with GAAP, but excluding depreciation, amortization, interest expense, impairment and any capital expenditures related to such Stabilized Assets.
     “Refinancing Debt” means Debt issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Debt (including the principal amount, accrued interest and premium, if any, of such Debt plus any fees and expenses incurred in connection with such refinancing); provided that (a) if such new Debt, or the proceeds of such new Debt, are used to refinance or refund Debt that is subordinated in right of payment to the Securities, such new Debt shall only be permitted if it is expressly made subordinate in right of payment to the Securities at least to the extent that the Debt to be refinanced is subordinated to the Securities and (b) such new Debt does not mature prior to the stated maturity of the Debt to be refinanced or refunded, and the weighted average life of such new Debt is at least equal to the remaining weighted average life of the Debt to be refinanced or refunded.

     “Stabilized Asset” means, as of any date, any of the Company’s real estate assets and any real estate assets of the Company’s Subsidiaries, at least 90% of the rentable area of which was leased pursuant to bona fide tenant leases, licenses, or other agreements requiring current rent or other similar payments for the entire three months of the most recently completed fiscal quarter.
(d)	Pursuant to Section 901(2) of the Base Indenture, the following terms and definitions set forth in the Base Indenture are hereby amended and restated in their entirety for the benefit of the Holders of Securities issued on or after the date of this Supplemental Indenture, unless otherwise provided in the Officers’ Certificate or supplemental indenture authorizing any series of such Securities:
     “Annual Service Charge” for any period means interest expense and the amount of dividends which are payable in respect of any Disqualified Stock (as recognized in the Company’s consolidated statement of earnings) adjusted to include interest amounts that were capitalized and not included in such interest expense, and to exclude amounts that represent amortization of non-cash items, such as the amortization of premiums or discounts, loan issuance costs, hedging gains or losses or fair value adjustments, and to exclude items classified as extraordinary items.
     “CDFS” means the Company’s business segment described in the Company’s Annual Report on Form 10-K and referred to as the “corporate distribution facilities services” or “CDFS” segment (or successor descriptions).
     “Consolidated Income Available for Debt Service” for any period means net earnings of the Company and its Subsidiaries before preferred share dividends determined in accordance with GAAP and as reported in the Company’s consolidated statement of earnings plus (minus):
(a)	Losses (gains) from the disposition or impairment of properties that are classified in the Company’s consolidated financial statements as “non-CDFS assets” (or successor descriptions);

(b)	Losses (gains) resulting from (i) foreign currency exchange effects of settlement of intercompany Debt and mark-to-market adjustments associated with intercompany Debt between the Company and its foreign Subsidiaries and its foreign Unconsolidated Affiliates, (ii) foreign currency effects from the remeasurement of third party Debt of the Company’s foreign Subsidiaries and (iii) mark-to-market adjustments to foreign exchange and interest rate contracts (or other derivatives), in each case to the extent included in the net earnings of the Company and its Subsidiaries;

(c)	Losses (gains) from early extinguishment of Debt;

(d)	Excess (deficit) of redemption value over carrying value of preferred shares redeemed;

(e)	Extraordinary losses (extraordinary gains) determined in accordance with GAAP;

(f)	Cumulative charges (benefits) from a change in accounting principle;

(g)	minority interest;

(h)	interest expense and the amount of dividends, which are payable in respect of Disqualified Stock, as recognized in the Company’s consolidated statement of earnings, adjusted to include interest amounts that were capitalized and not included in such interest expense, and to exclude amounts that represent amortization of non-cash items, such as the amortization of premiums or discounts, loan issuance costs, hedging gains or losses or fair value adjustments, and to exclude items classified as extraordinary items;

(i)	income taxes; and

(j)	depreciation and amortization.
     “Debt” of the Company or any Subsidiary means any indebtedness of the Company or any Subsidiary (without duplication) in respect of (i) borrowed money or evidenced by bonds, notes, mortgages, debentures or similar instruments (excluding any mark-to-market increase or decrease in indebtedness due to the purchase accounting impact of corporate or portfolio acquisitions and from the remeasurement of intercompany indebtedness of Subsidiaries or Unconsolidated Affiliates), (ii) indebtedness secured by an Encumbrance existing on any property of the Company or any Subsidiary, whether or not such obligation shall have been assumed by the Company or any Subsidiary; provided that the amount of any Debt under this clause (ii) that has not been assumed by the Company or any Subsidiary shall be equal to the lesser of the stated amount of such Debt or the fair market value of the property securing such Debt, (iii) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (iv) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company’s consolidated balance sheet as a capitalized lease in accordance with GAAP, to the extent that, in the case of items (i), (ii) and (iv), any such item would appear as a liability on the Company’s consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor or guarantor (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Company or any Subsidiary), excluding, in each case, indemnification obligations, capital contribution obligations and similar obligations that are not required to be reflected on the Company’s consolidated balance sheet.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States or other accounting method that the Company is using subsequent to the date of this Supplemental Indenture and that has been accepted by the Commission.
     “Pari Passu Debt” means any unsubordinated Debt of the Company or a Subsidiary that is (i) unsecured, (ii) secured only by Encumbrances on property that secure the Securities on an equal and ratable basis with such Debt or (iii) the Securities provided such Securities are equally and ratably secured.
     “Permitted Encumbrances” means (a) pledges or deposits made to secure payment of worker’s compensation (or to participate in any fund in connection with worker’s compensation insurance), unemployment insurance, pensions, or social security programs, (b) Encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not materially impair the use of such property for the purposes intended and none of which is violated in any material respect by existing or proposed structures or land use, (c) Encumbrances imposed by mandatory provisions of law such as for materialmen’s, mechanic’s, warehousemen’s, and other like Encumbrances arising in the ordinary course of business, securing payment of any liability whose payment is not yet due, (d) Encumbrances for taxes not yet due and payable or for taxes, assessments, and governmental charges or assessments that are being contested in good faith by appropriate proceedings diligently conducted, (e) Encumbrances on properties where the Company or the applicable Subsidiary is insured against such Encumbrances by title insurance or other similar arrangements, (f) Encumbrances securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted, (g) Encumbrances securing assessment bonds and similar facilities district bonds so long as the Company or the applicable Subsidiary is not in material default under the terms thereof, (h) Encumbrances granted to the Company by any Subsidiary or by any Subsidiary to any other Subsidiary, (i) leases to tenants of space in properties that are entered into in the ordinary course of business, (j) any netting or set-off arrangement entered into by the Company or any Subsidiary in the normal course of its banking arrangements for the purpose of netting debit and credit balances, or any set-off arrangement which arises by operation of law as a result of the Company or any Subsidiary opening a bank account, (k) any title transfer or retention of title arrangement entered into by the Company or any Subsidiary in the normal course of its trading activities on the counterparty’s standard or usual terms, (l) Encumbrances over goods and documents of title to goods arising out of letter of credit transactions entered into in the ordinary course of business, and (m) any Encumbrance which secures the Pari Pasu Debt.
     “Subsidiary” means any entity in which the Company, directly or indirectly, holds an ownership interest, the operations and results of which are consolidated in the Company’s financial statements included in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q. An entity in which the Company, directly or indirectly, holds a 50% or less equity ownership interest and does not consolidate in its financial statements as of March 31, 2008 that later becomes a consolidated entity in its financial statements solely due to a change in GAAP after March 31, 2008 will not be deemed a “Subsidiary” and will remain an Unconsolidated Affiliate. In no event shall an entity be included as both a “Subsidiary” and an “Unconsolidated Affiliate” for purposes of this Indenture.
     “Total Assets” means, as of any date, the sum of (i) the Capitalized Value of the Company’s Stabilized Assets plus (ii) the aggregate book value of all other assets of the Company and its Subsidiaries before accumulated depreciation and amortization, as reflected on the Company’s consolidated balance sheet for the applicable date.
     “Total Unencumbered Assets” means Total Assets, determined on a basis excluding any assets that are subject to an Encumbrance.
     “Unconsolidated Affiliate” means any entity in which the Company, directly or indirectly, holds an ownership interest, the operations and results of which are not consolidated in the Company’s financial statements included in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q. An entity in which the Company, directly or indirectly, holds a 50% or less equity ownership interest and does not consolidate in its financial statements as of March 31, 2008 that later becomes a consolidated entity in its financial statements solely due to a change in GAAP after March 31, 2008 will not be deemed a “Subsidiary” and will remain an Unconsolidated Affiliate. In no event shall an entity be included as both a “Subsidiary” and an “Unconsolidated Affiliate” for purposes of this Indenture.
     “Unsecured Debt” means Debt (including Pari Passu Debt) which is not otherwise secured by an Encumbrance upon any of the properties of the Company or any Subsidiary.
ARTICLE TWO
COVENANTS AND DEFAULTS
     Section 2.1. Limitations on Incurrence of Debt. In addition to the covenants set forth in Article TEN of the Base Indenture, there are established pursuant to Section 901(2) of the Base Indenture the following covenants for the benefit of the Holders of Securities issued on or after the date of this Supplemental Indenture (which additional covenants shall replace and apply in lieu of the covenants set forth in Section 2.1 of the Second Supplemental Indenture), unless otherwise provided in the Officers’ Certificate or supplemental indenture authorizing any series of such Securities; provided, however, that the covenants set forth in Section 1004 of the Base Indenture, (as not amended by the Second Supplemental Indenture or this Supplemental Indenture) (including the definitions set forth in Section 101 of the Base Indenture of any capitalized terms used in Section 1004 of the Base Indenture), shall apply to Securities issued on or after the date hereof only for so long as any Securities issued pursuant to the Base Indenture prior to November 2, 2005 remain outstanding:

     (a) The Company will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the net proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries determined in accordance with GAAP is greater than 65% of the sum of (without duplication) (i) the Company’s Total Assets as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.
     (b) In addition to the limitations set forth in subsection (a) of this Section 1004, the Company will not, and will not permit any Subsidiary to, incur, or suffer to exist, any additional Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1.0 on a pro forma basis after giving effect thereto and to the application of the net proceeds therefrom, and calculated on the assumption that such additional Debt had been incurred at the beginning of such period and the application of the proceeds (including projected income therefrom) had been acquired at the beginning of such period.
     (c) In addition to the limitations set forth in subsections (a) and (b) of this Section 1004, the Company and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 125% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries determined on a consolidated basis.
     (d) In addition to the limitations set forth in subsections (a), (b) and (c) of this Section 1004, the Company will not, and will not permit any Subsidiary to, incur or suffer to exist any Debt secured by any Encumbrance upon any of the property of the Company or any Subsidiary (excluding Pari Passu Debt), whether owned at the date hereof or hereafter acquired, if, immediately after giving effect to the incurrence of such additional Debt and the application of the net proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis which is secured by any Encumbrance on property of the Company or any Subsidiary (excluding Pari Passu Debt) is greater than 40% of the sum (without duplication) of (i) the Company’s Total Assets as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.
     (e) For purposes of this Section 1004, Debt shall be deemed to be “incurred” by the Company or a Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.
     (f) Notwithstanding the foregoing, nothing in the above covenants shall prevent (i) the Company from incurring Debt owed to any Subsidiary, provided that such Debt is unsecured and expressly subordinated to the Securities, (ii) any Subsidiary from incurring Debt owed to the Company or (iii) the Company or any Subsidiary from incurring Refinancing Debt.
     Section 2.2 Provision of Financial Information. In addition to the covenants set forth in Article TEN of the Base Indenture, there are established pursuant to Section 901(2) of the Base Indenture the following covenants for the benefit of the Holders of Securities issued on or after the date of this Supplemental Indenture (which additional covenants shall replace and apply in lieu of the covenants set forth in Section 2.2 of the Second Supplemental Indenture), unless otherwise provided in the Officers’ Certificate or supplemental indenture authorizing any series of such Securities; provided, however, that the covenants set forth in Section 1009 of the Base Indenture (as not amended by the Second Supplemental Indenture or this Supplemental Indenture) shall apply to Securities issued on or after the date hereof only for so long as any Securities issued pursuant to the Base Indenture prior to November 2, 2005 remain outstanding:
     Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the “Financial Statements”) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required so to file such documents if the Company were so subject.
     The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail or electronic transmittal to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Company is required to file or would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, and (ii) file with the Trustee copies of annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

     Section 2.3 Events of Default. Pursuant to Section 901(5) of the Base Indenture, clauses (5) and (6) of Section 501 of the Base Indenture are hereby amended for the benefit of the Holders of Securities issued on or after the date of this Supplemental Indenture (which amendments shall replace and apply in lieu of the provisions set forth in Section 2.3 of the Second Supplemental Indenture), unless otherwise provided in the Officers’ Certificate or supplemental indenture authorizing any series of such Securities, to provide that references to $10,000,000 contained in clauses (5) and (6) of Section 501 of the Indenture are amended to be $50,000,000; provided, however, that the provisions of this Section 2.3 shall become effective only when there are no Securities Outstanding of any series created prior to November 2, 2005.
ARTICLE THREE
MISCELLANEOUS PROVISIONS
     Section 3.1. This Supplemental Indenture shall be effective as of the opening of business on the date first above written upon the execution and delivery hereof by each of the parties hereto.
     Section 3.2. Except as expressly modified or amended hereby, the Base Indenture continues in full force and effect and is in all respects confirmed, ratified and preserved.
     Section 3.3. This Supplemental Indenture and all its provisions shall be deemed a part of the Base Indenture in the manner and to the extent herein and therein provided.
     Section 3.4. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
     Section 3.5. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     Section 3.6. The Trustee shall have not any responsibility for the Recitals of the Company hereto, which Recitals are made by the Company alone, or for the validity or sufficiency of this Supplemental Indenture.
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     IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed and the Company has caused its seal to be hereunto affixed and attested, all as of the day and year first above written.

PROLOGIS
By:	/s/ Phillip D. Joseph, Jr.
	Name:	Phillip D. Joseph, Jr.
	Title:	Senior Vice President

[SEAL]

Attest:

By:	/s/ David Grawemeyer
Name: David Grawemeyer
Title: Assistant Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee as aforesaid
By:	/s/ Thomas E. Tabor
	Name:	Thomas E Tabor
	Title:	Vice President

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